PRESS RELEASE	EXHIBIT 99.1

The Edward W. Scripps Trust ends

Family’s next generation will control Scripps Networks Interactive

For immediate release

October 19, 2012

Knoxville, Tenn. – The Edward W. Scripps Trust, which has controlled Scripps Networks Interactive, Inc. (NYSE: SNI) since it became an independent publicly traded company in 2008, ended yesterday upon the death of Robert P. Scripps, a grandson of the founder. He was the last of Edward W. Scripps’ descendants upon whom the duration of the trust was based.

All of the assets of the trust, including Class A Common Shares and Common Voting Shares of Scripps Networks Interactive, will be distributed to certain descendants of E. W. Scripps. The company’s Class A Common Shares are traded on the New York Stock Exchange under the symbol “SNI.” There is no public market for the company’s other class of stock – Common Voting – which elects a majority of the company’s directors.

As of Sept. 30, 2012, the trust owned 28.4 percent of the company’s outstanding 115.5 million Class A Common Shares and 93.5 percent of the outstanding 34.3 million Common Voting Shares. Together those shares represent 43 percent of the economic interest in the company.

Certain surviving trust beneficiaries, and certain members of the John P. Scripps family and trusts for their benefit, are signatories to an agreement that governs the transfer of Common Voting Shares. The agreement, known as the Scripps Family Agreement, becomes effective with the trust’s termination. (John P. Scripps, an operator of West Coast-based newspapers was a grandson of Edward W. Scripps and a cousin of Robert P. Scripps.) Taken together shares held under the agreement represent approximately 98.5 percent of the Common Voting shares.

The Scripps Family Agreement also sets forth a process for the family to vote its shares on company matters, including the election of directors. Two of Edward W. Scripps’ great-grandchildren, Nackey E. Scagliotti and Mary M. Peirce, currently serve as directors of the company.

The trust beneficiaries have been meeting annually since the early 1990s in preparation for the termination of the trust and the distribution of its assets.

The distribution of the trust’s assets, however, will not occur immediately, pending customary legal proceedings.

In 2011, the Trustees of the Trust filed a Petition for Instructions and Declaratory Relief with an Ohio Probate Court that seeks (i) to prepare for the administration of the Trust following its eventual termination, (ii) to determine the identities of named beneficiaries and the identities of others who may be entitled to distributions from the Trust, (iii) to authorize, subject to clause (iv) below, the Trustees to continue the investment and management of the Trust’s assets during the period between Trust termination and final distribution of assets (“winding-up period”), (iv) to authorize the Trustees to vote the Common Voting Shares of the Company during the winding-up period in accordance with the procedures set forth in the Scripps Family Agreement and (v) to confirm the Trustees’ views on a number of other issues. The Petition was filed under seal in accordance with Ohio court rules, and the parties to the action are bound by a protective order issued by the Court that limits disclosure with respect to the proceedings.

“Scripps Networks Interactive and its shareholders benefit from a strong and mutually beneficial partnership with the Scripps family,” said Kenneth W. Lowe, chairman, president and chief executive officer of the company. “As one generation of the Scripps family passes and the next steps forward to take the reins, we’re confident that the transition in the control of Scripps Networks Interactive will be smooth and seamless.”

“This is a difficult and emotional time for our family as the final member of our parents’ generation has passed into history,” Mrs. Scagliotti said. “Our commitment to Scripps Networks Interactive and its shareholders, however, continues unaltered. Scripps Networks Interactive is a vibrant and growing company and we, as a family, are proud of its many accomplishments and support its mission of delivering top quality lifestyle content across a growing range of media platforms.”

About Robert P. Scripps

The eldest child of Robert Paine and Margaret Culbertson Scripps, Bob Scripps served as a director of The E. W. Scripps Company from 1949 until 1997, and was a long-time vice chairman of The Edward W. Scripps Trust. “Bob Scripps was a profoundly wise and generous man who left a clear imprint on the company his grandfather created and in all of the communities it serves,” said Lowe, who served eight years as president and chief executive officer of The E. W. Scripps Company. “Stoically, and with measured determination, Bob helped guide Scripps through a remarkable half-century of change and growth.”

In addition to business leadership, Bob Scripps shared with his grandfather a love for the land that took root at Miramar, the 2,100-acre ranch in Southern California that was a home of Edward W. Scripps’ family. Bob Scripps cultivated his love of farming at Miramar Ranch, and continued it at his ranch home in Texas where he raised peaches and plums.

Scripps started in the family business during the depression when he “ran calculators” at the Cincinnati headquarters for the same $20 per week paid to other beginners. He returned to Miramar in the late 1930s, and in 1941 he was drafted as a private in the Army infantry. Within days of the attack on Pearl Harbor, he shipped out of San Francisco for Guadalcanal, eventually serving in the Georgia Islands, the Solomon Islands and the Philippines. He was on a troop ship bound for home when the first atomic bomb was dropped.

After the war, Scripps returned to farming, but he remained active in family businesses. He frequently traveled to Cincinnati for trustee and board meetings, including those of the Scripps Howard Foundation, on whose board he was a trustee emeritus.

“More than just a generous philanthropist, Bob made his giving durable by helping us expand the reach and influence of our grants,” said Mike Philipps, president and CEO of the Scripps Howard Foundation. “His vision helped the foundation create the Community Fund, which improves the quality of life in communities where Scripps conducts business. Because of the broad outreach of the Community Fund, it would be impossible to count the many lives that have been improved because of Bob Scripps.”

His other interests ranged from commercial beekeeping to steamboats, a side business begun decades ago when he started making steam engines that he sold to other hobbyists. He had his own steamboat on a lake near Fredericksburg, Texas, and he brought a 38-foot steam-powered sternwheeler up the Mississippi and Ohio Rivers to the first Tall Stacks steamboat gathering in Cincinnati in 1988. In 1948, Scripps married the former Mariana Rocha, who died in 2006. They had 11 children and many grandchildren and great-grandchildren.

About Scripps Networks Interactive

Scripps Networks Interactive is one of the leading developers of lifestyle-oriented content for television and the Internet, where on-air programming is complemented with online video, social media areas and e-commerce components on companion Web sites and broadband vertical channels. The company’s media portfolio includes popular lifestyle television and Internet brands HGTV, Food Network, Travel Channel, DIY Network, Cooking Channel and country music network Great American Country.

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Contact Mark Kroeger, Scripps Networks Interactive, Inc., 865-560-5007

mark.kroeger@scrippsnetworks.com

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